Exhibit 10.1

EXECUTION VERSION

TAX RECEIVABLE AGREEMENT

among

PROKIDNEY CORP.,

TRA PARTY REPRESENTATIVE

and

THE PERSONS NAMED HEREIN

Dated as of July 11, 2022

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of July 11, 2022, is hereby entered into by and among ProKidney Corp., a Cayman Islands exempted company limited by shares (formerly known as Social Capital Suvretta Holdings Corp. III), (“Acquiror”, and together with its Subsidiaries, “Corporate Taxpayer”), the TRA Party Representative and each of the other persons from time to time party hereto (the “TRA Parties”). Capitalized terms used but not defined herein have their respective meanings set forth in the BCA.

RECITALS

WHEREAS, the TRA Parties directly or indirectly hold New Company Common Units of ProKidney LP, a limited partnership organized under the laws of Ireland (the “Partnership”);

WHEREAS, Acquiror, Partnership, and the other parties thereto entered into that certain Business Combination Agreement, dated as of January 18, 2022 (as further amended or modified in whole or in part from time to time in accordance with such agreement, the “BCA”), pursuant to which, among other things, (a) the Partnership shall issue New Company Common Units to Acquiror in exchange for a combination of shares of Acquiror Class B Common Stock and cash, (b) ProKidney Corp. GP Limited shall be admitted as the general partner of the Partnership, and (c) the Partnership shall distribute the shares of Acquiror Class B Common Stock to the TRA Parties in accordance with the Partnership LPA (the “Business Combination”);

WHEREAS, as of immediately following the Business Combination, ProKidney Corp. GP Limited is the sole voting partner of Partnership;

WHEREAS, Acquiror holds New Company Common Units that were received in exchange for Acquiror’s contribution of amounts in cash via wire transfer of immediately available funds to Partnership in a transaction described under Section 721 of the Code;

WHEREAS, following the Business Combination, any New Company Common Units held by the TRA Parties, together with Acquiror Class B Common Stock, may be exchanged for Acquiror Class A Common Stock constituting the Stock Exchange Payment or, alternatively, at the election of Acquiror, the Cash Exchange Payment (an “Exchange”), pursuant to the provisions of the Partnership LPA and the Exchange Agreement, dated as of the date hereof, by and among Acquiror, Partnership, ProKidney Corp. GP Limited, and the TRA Parties, as amended from time to time (the “Exchange Agreement”), and in either case contributed to Partnership by Acquiror, provided that, at the election of Acquiror in its sole discretion and in accordance with the Exchange Agreement, Acquiror may effect a direct exchange of such cash or Acquiror Class A Common Stock for such New Company Common Units (a “Direct Exchange,” which shall also constitute an Exchange);

WHEREAS, Partnership and each of its direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income Tax purposes (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) will have in effect an election under Section 754 of the Code (a “Section 754 Election”) for the Taxable Year that includes the Closing Date and each subsequent Taxable Year in which an Exchange occurs, in each case, to the extent eligible to do so, and where applicable, will have in effect elections or legal structures to effect similar Tax treatment and maximize Basis Adjustments under other applicable non-U.S. Tax laws;

WHEREAS, as a result of future Exchanges and Section 754 Elections, the income, gain, deduction, loss, expense, and other Tax items of Corporate Taxpayer may be affected by (i) the Basis Adjustments and (ii) any deduction attributable to any payment (including amounts attributable to Imputed Interest) made under this Agreement (collectively, the “Tax Attributes”); and

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to the effect of the Tax Attributes on the liability for Taxes of Corporate Taxpayer.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for Taxes, which shall not be less than zero, of (i) Corporate Taxpayer and (ii) without duplication, Partnership and its Subsidiaries, but only with respect to Taxes imposed on Partnership and its Subsidiaries and allocable to Corporate Taxpayer.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. For purposes of this Agreement, no TRA Party shall be considered to be an Affiliate of Corporate Taxpayer or Partnership.

“Agreed Rate” means a per annum rate equal to SOFR plus 100 basis points.

“Attributable” means the portion of any Tax Attribute of Corporate Taxpayer or, without duplication, Partnership or its Subsidiaries, that is attributable to a TRA Party and shall be determined by reference to the Tax Attributes, under the following principles:

(i) any Basis Adjustments shall be determined separately with respect to each TRA Party and are Attributable to a TRA Party in an amount equal to the total Basis Adjustments relating to the New Company Common Units that are Exchanged by such TRA Party; and

(ii) any deduction to Corporate Taxpayer, as applicable, with respect to a Taxable Year in respect of any payment (including amounts attributable to Imputed Interest) made under this Agreement is Attributable to the Person that is required to include the Imputed Interest or other payment in income (without regard to whether such Person is actually subject to Tax thereon).

“Basis Adjustment” means the Tax basis of a Reference Asset (or a current tax deduction of the Corporate Taxpayer) directly or indirectly acquired by Corporate Taxpayer as a result of an Exchange (including any internal transactions of the Corporate Taxpayer following such Exchange intended to maximize the Tax basis or Tax benefits associated with the Reference Assets following the Exchange) and the payments made pursuant to this Agreement, including, without limitation, the adjustment to the Tax basis of a Reference Asset under Sections 732, 734(b) and/or 1012 of the Code (in situations where, as a result of one or more Exchanges, Partnership becomes an entity that is disregarded as separate from its owner for U.S. federal income Tax purposes) or under Sections 734(b), 743(b), 754 and/or 755 of the Code (in situations where, following an Exchange, Partnership remains in existence as an entity treated as a partnership for U.S. federal income Tax purposes), and, in each case, comparable sections of U.S. state and local and non-U.S. Tax laws. The amount of any Basis Adjustment shall be determined using the Market Value with respect to such Exchange, except, for the avoidance of doubt, as otherwise required by a Determination. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest, and the amount of any Basis Adjustment resulting from an Exchange of one or more New Company Common Units shall be determined without regard to any Pre-Exchange Transfer of such New Company Common Units and as if any such Pre-Exchange Transfer had not occurred.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The term “Beneficial Ownership” shall have a correlative meaning.

“Board” means the Board of Directors of Acquiror.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.

“Cash Exchange Payment” has the meaning set forth in the Exchange Agreement.

“Change of Control” means the occurrence of any of the following events:

(i) any Person or any group of Persons acting together, which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding (a) a corporation or other entity owned, directly or indirectly, by the stockholders of Acquiror in substantially the same proportions as their ownership of stock of Acquiror or (b) any TRA Party, any Permitted Transferee of any TRA Party, or any group of Persons in which one or more of the TRA Parties, the Permitted Transferees of any such TRA Party, or any Affiliates of such Persons directly or indirectly hold Beneficial Ownership of securities representing more than 50% of the total voting power held by such group) is or becomes the Beneficial Owner, directly or indirectly, of securities of Acquiror representing more than 50% of the combined voting power of Acquiror’s then outstanding voting securities; or

(ii) there is consummated a merger or consolidation of Acquiror with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of Acquiror immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iii) the shareholders of Acquiror approve a plan of complete liquidation or dissolution of Acquiror or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Acquiror of all or substantially all of the assets of Acquiror, taken as a whole, other than such sale or other disposition by Acquiror of all or substantially all of the assets of Acquiror, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Acquiror in substantially the same proportions as their ownership of Acquiror immediately prior to such sale.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of Acquiror immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of Acquiror immediately following such transaction or series of transactions.

“Closing Date” means the date of the consummation of the transactions contemplated by the BCA.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time.

“Corporate Taxpayer Return” means the U.S. federal, state, or local, or non-U.S. Tax Return, as applicable, of Corporate Taxpayer filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination; provided that the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means a per annum rate equal to SOFR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state or local or non-U.S. Tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Rate” means a per annum rate equal to SOFR plus 150 basis points.

“Exchange Date” means the date of any Exchange.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the liability for Taxes of (i) Corporate Taxpayer and (ii) without duplication, Partnership and its Subsidiaries, but only with respect to Taxes imposed on Partnership and its Subsidiaries and allocable to Corporate Taxpayer, in each case determined using the same methods, elections, conventions and similar practices used in computing the Actual Tax Liability, but, in each case, (a) calculating depreciation, amortization or similar deductions and income, gain or loss using the Non-Stepped Up Tax Basis as reflected on the Basis Schedule including amendments thereto for the Taxable Year, and (b) excluding any deduction attributable to any payment (including amounts attributable to Imputed Interest) made under this Agreement for the Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Tax Attribute, as applicable.

“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and non-U.S. Tax law, as applicable, with respect to Corporate Taxpayer’s payment obligations in respect of such TRA Party under this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Market Value” shall mean on any date, (a) if Acquiror Class A Common Stock trades on a national securities exchange or automated or electronic quotation system, the arithmetic average of the high trading and the low trading price on such date (or if such date is not a trading day, the immediately preceding trading day) or (b) if Acquiror Class A Common Stock is not then traded on a national securities exchange or automated or electronic quotation system, as applicable, the “Appraiser FMV” (as defined in the Exchange Agreement) on such date of one (1) share of Acquiror Class A Common Stock.

“Non-Stepped Up Tax Basis” means with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Partnership LPA” means, with respect to Partnership, the Second Amended and Restated Limited Partnership Agreement of Partnership, dated on or about the date hereof, as amended from time to time.

“Permitted Transferee” has the meaning set forth in the Partnership LPA.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a member of Partnership) or distribution in respect of one or more New Company Common Units (a) that occurs prior to an Exchange of such New Company Common Units, and (b) to which Section 743(b) or 734(b) of the Code applies.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reference Asset” means an asset that is held by Partnership, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, at the time of an Exchange. A Reference Asset also includes any asset the Tax basis of which is determined, in whole or in part, for purposes of the applicable Tax, by reference to the Tax basis of an asset that is described in the preceding sentence, including for U.S. federal income Tax purposes, any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset, or any similar provisions of state, local, or non-U.S. Tax law.

“Schedule” means any of the following: (a) a Basis Schedule, (b) a Tax Benefit Schedule, or (c) the Early Termination Schedule, and, in each case, any amendments thereto.

“Stock Exchange Payment” has the meaning set forth in the Exchange Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns, directly or indirectly, or otherwise controls (i) more than 50% of the voting power or other similar interests or (ii) the sole general partner interest or managing member or similar interest of such other Person, provided that the Partnership and its Subsidiaries shall not be treated as a Subsidiary of Corporate Taxpayer.

“Subsidiary Stock” means any stock or other equity interest in any Subsidiary of Partnership that is treated as a C corporation for U.S. federal income tax purposes.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments or similar charges that are based on or measured with respect to net income or profits, whether as an exclusive or an alternative basis, and including franchise taxes that are based on or measured with respect to net income or profits, together with any interest, penalties, or additions related to such amounts or imposed in respect thereof under applicable law.

“Tax Return” means any return, filing, declaration, report, questionnaire, information statement, or other document filed or required to be filed with respect to Taxes with any Taxing Authority (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax (whether or not a payment is required to be made with respect to such filing).

“Taxable Year” means a taxable year of Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state, local or non-U.S. Tax law, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made) ending on or after the Closing Date.

“Taxing Authority” shall mean any federal, national, state, county, municipal or other local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising authority in relation to Tax matters.

“TRA Disinterested Majority” means a majority of the directors of the Board who are disinterested as determined by the Board in accordance with the Companies Act with respect to the matter being considered by the Board; provided that to the extent a matter being considered by the Board is required to be considered by disinterested directors under the rules of the securities exchange on which Acquiror Class A Common Stock are then listed, the Securities Act or the Exchange Act, such rules with respect to the definition of disinterested director shall apply solely with respect to such matter.

“TRA Party Representative” means initially Tolerantia, LLC, and thereafter, that TRA Party or a committee of TRA Parties determined from time to time by a plurality vote of the TRA Parties ratably in accordance with their right to receive Early Termination Payments under this Agreement, determined as if all TRA Parties directly holding New Company Common Units had fully Exchanged their New Company Common Units for Acquiror Class A Common Stock or other consideration and Acquiror had exercised its right of early termination on the date of the most recent Exchange.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date,

(a) Corporate Taxpayer will have taxable income sufficient to fully utilize the Tax items arising from the Tax Attributes (other than any items addressed in clause (b)) during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, deductions and other Tax items arising from Tax Attributes that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions, further assuming that such applicable future payments would be paid on the due date (including extensions) for filing a Corporate Taxpayer Return for the applicable Taxable Year) in which such deductions would become available,

(b) any loss carryovers generated by deductions arising from any Tax Attributes, which loss carryovers are available in the Taxable Year that includes such Early Termination Date, will be used by the Corporate Taxpayer on a pro rata basis from the Early Termination Date through (A) the scheduled expiration date of such loss carryovers (if any) or (B) if there is no such scheduled expiration date, then the tenth (10th) anniversary of the Early Termination Date,

(c) the U.S. federal income Tax rates, and any state, local, or non-U.S. Tax rates, that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other applicable law as in effect on the Early Termination Date, except to the extent any change to such Tax rates for such Taxable Year has already been enacted into law as of the Early Termination Date, and SOFR that will be in effect for each such Taxable Year will be the rate in effect on the Early Termination Date,

(d) any non-amortizable, non-depreciable Reference Assets (other than any Subsidiary Stock) will be disposed of on the fifteenth (15th) anniversary of an Exchange which gave rise to the applicable Basis Adjustment and any short-term investments will be disposed of twelve (12) months following the Early Termination Date; provided that, in the event of a Change of Control, such non-amortizable, non-depreciable assets shall be deemed disposed of at the time of sale of the relevant asset (if earlier than such fifteenth (15th) anniversary),

(e) any Subsidiary Stock will never be disposed of, and

(f) if, at the Early Termination Date, there are New Company Common Units that have not been Exchanged, then each such New Company Common Unit is Exchanged in a fully taxable transaction for the Market Value of Acquiror Class A Common Stock that would be transferred if the Exchange occurred on the Early Termination Date.

Section 1.2 Other Definitions.

Term	Section
Acquiror	Preamble
Agreement	Preamble
Amended Schedule	2.3(b)
Basis Schedule	2.1
BCA	Recitals
Beneficial Ownership	Definition of Beneficial Owner
Business Combination	Recitals
control	Definition of Affiliate
Corporate Taxpayer	Preamble
Direct Exchange	Recitals
Early Termination Effective Date	4.2
Early Termination Notice	4.2
Early Termination Payment	4.3(b)
Early Termination Schedule	4.2
Exchange	Recitals
Exchange Agreement	Recitals
Expert	7.9
Interest Amount	3.1(b)
Liquidity Exceptions	4.1(b)
Material Objection Notice	4.2
Net Tax Benefit	3.1(b)
Non-TRA Portion	2.2(b)
Objection Notice	2.3(a)
Other Tax Receivable Obligations	3.3(c)
Partnership	Recitals
Reconciliation Dispute	7.9
Reconciliation Procedures	2.3(a)
Section 754 Election	Recitals
Senior Obligations	5.1
Tax Attributes	Recitals
Tax Benefit Payment	3.1(b)
Tax Benefit Schedule	2.2(a)
TRA Parties	Preamble
TRA Portion	2.2(b)

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1 Basis Adjustment. Within three hundred and thirty five (335) calendar days after the end of the Taxable Year of Corporate Taxpayer that includes the Closing Date and each Taxable Year thereafter while this Agreement (or any amended and/or restated version thereof) remains in effect, Acquiror shall deliver to each TRA Party a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (a) the actual Tax basis and the Non-Stepped Up Tax Basis of the Reference Assets as of the Closing Date and each applicable Exchange Date occurring during such Taxable Year, (b) the Basis Adjustment with respect to the Reference Assets Attributable to such TRA Party as a result of the Exchanges effected in such Taxable Year and prior Taxable Years by such TRA Party, calculated in the aggregate, (c) the period (or periods) over which the Reference Assets are amortizable and/or depreciable and (d) the period (or periods) over which each Basis Adjustment in respect of such TRA Party is amortizable and/or depreciable, in each case, calculated in the aggregate for all TRA Parties and solely with respect to the TRA Party to which such Basis Schedule is delivered. All costs and expenses incurred in connection with the provision and preparation of the Basis Schedules and Tax Benefit Schedules for each TRA Party in compliance with this Agreement, as well as the procedures set forth in Section 2.3(b), if applicable, shall be borne by Partnership. Each Basis Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

Section 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within three hundred and thirty five days (335) calendar days after the end of any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment Attributable to a TRA Party, Acquiror shall provide to such TRA Party a schedule showing, in reasonable detail necessary to perform the calculations required by this Agreement, the calculation of the Tax Benefit Payment, if any, and any Realized Tax Benefit or Realized Tax Detriment, as applicable, Attributable to such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) Applicable Principles. Subject to Section 3.3(a), the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology, and this Agreement shall be interpreted in accordance with such intention. For the avoidance of doubt, the Actual Tax Liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under the Code or other applicable law based upon the characterization of Tax Benefit Payments as additional consideration payable by Acquiror for the New Company Common Units acquired in an Exchange. Carryovers or carrybacks of any Tax item attributable to the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local and non-U.S. Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Tax Attribute (“TRA Portion”) and another portion that is not (“Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that the amount of any Non-TRA Portion is deemed utilized, to the extent available, prior to the amount of any TRA Portion, to the extent available (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3). The parties agree that (i) all Tax Benefit Payments (other than the portion of Tax Benefit Payments treated as Imputed Interest) made to transferors in an Exchange will be treated as subsequent upward purchase price adjustments that have the effect of creating additional Basis Adjustments to Reference Assets for Corporate Taxpayer in the Taxable Year of payment, (ii) as a result, such additional Basis Adjustments described in clause (i) will be incorporated into the calculation for the Taxable Year of the applicable payment and into the calculations for subsequent Taxable Years, as appropriate, and (iii) the Actual Tax Liability shall take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest under applicable law.

(c) Administrative Assumptions. For the avoidance of doubt, Acquiror shall be entitled to make reasonable simplifying assumptions in making determinations contemplated by this Agreement, including reasonable assumptions regarding basis recovery periods based on available balance sheet information. Notwithstanding anything to the contrary, to the extent Acquiror reasonably determines (in consultation with its accounting and Tax advisors and the TRA Party Representative) that the administrative burden and costs associated with calculating the Tax Attributes with respect to any subsidiary of Partnership would materially outweigh the Tax Benefit Payment attributable to such Tax Attributes, Acquiror shall be permitted to determine that such Tax Attributes shall not be treated as Tax Attributes for all purposes of this Agreement.

Section 2.3 Procedures, Amendments.

(a) Procedure. Every time Acquiror delivers to a TRA Party an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, Acquiror shall also (x) deliver to such TRA Party supporting schedules, valuation reports, if any, and work papers, as determined by Acquiror or reasonably requested by such TRA Party, providing reasonable detail regarding data and calculations that were relevant for the preparation of the Schedule and (y) allow the TRA Party Representative and its advisors reasonable access to the appropriate representatives at the Acquiror or its advisors, as determined by Acquiror, in connection with the review of such Schedule. Without limiting the generality of the preceding sentence, Acquiror shall ensure that each Tax Benefit Schedule or Early Termination Schedule delivered to a TRA Party, together with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability (the “with” calculation), the Hypothetical Tax Liability (the “without” calculation), and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant TRA Parties are treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative (i) within thirty (30) calendar days from such date provides Acquiror with written notice of a material objection (made in good faith) to such Schedule or amendment (“Objection Notice”) or (ii) provides a written waiver of such right to provide any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto shall become binding on the date such waiver is received by Acquiror. Acquiror and the TRA Party Representative shall negotiate in good faith to resolve the issues raised in an Objection Notice; if Acquiror and the TRA Party Representative are unable to successfully resolve such issues within thirty (30) calendar days after receipt by Acquiror of such Objection Notice, Acquiror and the TRA Party Representative shall employ the reconciliation procedures described in Section 7.9 of this Agreement (the “Reconciliation Procedures”). The TRA Party Representative will represent the interests of each of the TRA Parties and shall raise and pursue, in accordance with this Section 2.3(a), any objection to a Schedule or amendment thereto timely given in writing to the TRA Party Representative by a TRA Party.

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by Acquiror (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule, including those identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a TRA Party, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust an applicable Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). Acquiror shall provide an Amended Schedule to each TRA Party within thirty (30) calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the preceding sentence. In the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a) or, if applicable, Section 7.9, (A) the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs, and (B) as a result of the foregoing, any increase of the Net Tax Benefit attributable to such Amended Schedule shall not accrue any other interest hereunder until after the due date (without extensions) for filing the Tax return of the Corporate Taxpayer for the Taxable Year in which the amendment actually occurs.

Section 2.4 Tax Classifications; Elections.

(a) Basis Adjustments. The parties to this Agreement acknowledge and agree to treat (A) to the fullest extent permitted by law each Direct Exchange as giving rise to Basis Adjustments and (B) to the fullest extent permitted by law each other Exchange using cash or Acquiror Class A Common Stock contributed to Partnership by Acquiror as a direct purchase of New Company Common Units by Acquiror from the applicable TRA Party pursuant to Section 707(a)(2)(B) of the Code and as giving rise to Basis Adjustments, or similar provisions under applicable non-U.S. Tax law.

(b) Section 754 Election. For the Taxable Year that includes the date hereof and for each Taxable Year in which an Exchange occurs and with respect to which Acquiror has obligations under this Agreement, ProKidney Corp. GP Limited, in its capacity as the sole managing member of Partnership, shall cause (i) Partnership and (ii) each of Partnership’s direct and indirect Subsidiaries (but only if such indirect Subsidiaries are held only through subsidiaries treated as partnerships or disregarded entities) that is treated as a partnership for U.S. federal income Tax purposes, in each case, to have in effect an election under Section 754 of the Code (and under any similar provisions of applicable state or local or non-U.S. Tax law) for each such Taxable Year to the extent eligible to make such election.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.3(a), or, if applicable, Section 7.9, Acquiror shall pay such TRA Party for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b) that is Attributable to such TRA Party. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to Acquiror or as otherwise agreed by Acquiror and such TRA Party. The payments provided for pursuant to the above sentence shall be computed separately for each TRA Party. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, federal estimated income Tax payments. Notwithstanding anything to the contrary in this Agreement, with respect to each Exchange by or with respect to any TRA Party, if such TRA Party notifies Acquiror in writing of a stated maximum selling price (within the meaning of Treasury Regulations Section 15A.453-1(c)(2)), then the aggregate Tax Benefit Payments to such TRA Party in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed such stated maximum selling price.

(b) A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest (to the extent permitted by applicable law and other than amounts accounted for as Imputed Interest) but instead shall be treated as additional consideration for the acquisition of New Company Common Units in the applicable Exchange, unless otherwise required by law. Subject to Section 3.3(a), the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of (i) eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over (ii) the total amount of payments previously made under the first sentence of Section 3.1(a) (excluding payments attributable to Interest Amounts); provided that, without limiting Acquiror’s ability to make offsets against Tax Benefit Payments to the extent permitted by Section 3.4, if there is no such excess (or a deficit exists) no TRA Party shall be required to make a payment (or return a payment) to Acquiror in respect of any portion of any Tax Benefit Payment previously paid by Acquiror to such TRA Party. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the applicable Corporate Taxpayer Return with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a); provided that such interest shall not accrue on the amount of any Net Tax

Benefit after the date on which such amount is actually paid to the applicable TRA Party, regardless of whether such payment is made prior to the due date for such payment under Section 3.1(a). The Net Tax Benefit and the Interest Amount shall be determined separately with respect to each Exchange, on a New Company Common Unit by New Company Common Unit basis by reference to the resulting Basis Adjustment to Corporate Taxpayer.

Section 3.2 No Duplicative Payments. No duplicative payment of any amount (including interest) will be required under this Agreement.

Section 3.3 Pro Rata Payments; Coordination of Benefits with Other Tax Receivable Agreements.

(a) Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Realized Tax Benefit of Corporate Taxpayer with respect to the Tax Attributes is limited in a particular Taxable Year because Corporate Taxpayer does not have sufficient taxable income, the Net Tax Benefit for Corporate Taxpayer shall be allocated among all TRA Parties eligible for Tax Benefit Payments under this Agreement in proportion to the respective amounts of Net Tax Benefit that would have been allocated to each such TRA Party if Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

(b) If for any reason (including as contemplated by Section 3.3(a)) Acquiror does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then Acquiror and the TRA Parties agree that (i) Tax Benefit Payments for such Taxable Year shall be allocated to all parties eligible for Tax Benefit Payments under this Agreement in proportion to the relative amounts of Tax Benefit Payments that would have been allocable to each TRA Party if Acquiror had sufficient cash available to make such Tax Benefit Payments and (ii) no Tax Benefit Payment shall be made in respect of any subsequent Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(c) Any Tax Benefit Payment or Early Termination Payment required to be made by Acquiror to the TRA Parties under this Agreement shall rank senior in right of payment to any principal, interest or other amounts due and payable in respect of any similar agreement (“Other Tax Receivable Obligations”). The effect of any other similar agreement shall not be taken into account in respect of any calculations made hereunder.

Section 3.4 Overpayments. To the extent Acquiror makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year (taking into account Section 3.3) under the terms of this Agreement, then such TRA Party shall not receive further payments under Section 3.1(a) until such TRA Party has foregone an amount of payments equal to such excess. For clarity, the operation of this Section 3.4 with respect to any particular TRA Party shall not affect the rights or obligations of any other TRA Party under this Agreement.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination and Breach of Agreement.

(a) Acquiror may, with the prior written consent of the TRA Disinterested Majority, terminate this Agreement with respect to all amounts payable to the TRA Parties and with respect to all of the New Company Common Units held by the TRA Parties at any time by paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this Agreement shall only terminate upon the receipt of the entire Early Termination Payment by all TRA Parties and payments described in the next sentence, if any, and provided, further, that Acquiror may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the entire Early Termination Payment by Acquiror to all of the TRA Parties, none of the TRA Parties or Acquiror shall have any further payment rights or obligations under this Agreement, other than for any (i) Tax Benefit Payment due and payable that remains unpaid as of the Early Termination Date and (ii) any Tax Benefit Payment due for the Taxable Year ending immediately prior to, ending with or including the date of the Early Termination Notice (except to the extent that the amounts described in clause (i) and this clause (ii) are included in the Early Termination Payment). If an Exchange occurs after Acquiror makes all of the required Early Termination Payments, Acquiror shall have no obligations under this Agreement with respect to such Exchange.

(b) In the event that Acquiror (1) materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code (or other similar law), all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (i) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of such breach, (ii) any Tax Benefit Payment in respect of a TRA Party agreed to by Acquiror and such TRA Party as due and payable but unpaid as of the date of such breach, and (iii) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending immediately prior to, with or including the date of such breach (except to the extent included in clause (i) or clause (ii)); provided, that procedures similar to the procedures of Section 4.3(b) shall apply with respect to the determination of the amount payable by Acquiror pursuant to this sentence. Notwithstanding the foregoing, in the event that Acquiror breaches a material obligation under this Agreement (and, in the case of a breach of a material obligation other than an obligation to make a payment, does not cure such breach reasonably promptly upon notice thereof), each TRA Party shall be entitled to elect to receive the amounts set forth in clauses (i), (ii) and (iii) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this

Agreement to the contrary, it shall not be a breach of this Agreement if Acquiror fails to make any Tax Benefit Payment when due to the extent that Acquiror (x) has insufficient funds, or cannot make such payment as a result of obligations imposed in connection with any Senior Obligations, and cannot take commercially reasonable actions to obtain sufficient funds, to make such payment or (y) would become insolvent as a result of making such payment (in each case, as determined by the Board in good faith) (clause (x) and this clause (y) together, the “Liquidity Exceptions”); provided that the interest provisions of Section 5.2 shall apply to such late payment and any such payment obligation shall nonetheless accrue for the benefit of the TRA Parties and Acquiror shall make such payment at the first opportunity that the Liquidity Exceptions do not apply, and provided, further, that if the Liquidity Exceptions apply and Acquiror declares or pays any dividend of cash to its shareholders while any Tax Benefit Payment is due and payable and remains unpaid, then the Liquidity Exceptions shall no longer apply. In the case of a breach of a material obligation other than an obligation to make a payment, Acquiror will not be considered to have breached such obligation for purposes of this Section 4.1(b) until Acquiror shall have been provided a reasonable opportunity to cure such breach and shall have failed to cure such breach.

(c) In the event of a Change of Control, all obligations hereunder will be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include, without duplication, (1) the Early Termination Payments calculated with respect to the TRA Parties as if the Early Termination Date is the date of such Change of Control, (2) any Tax Benefit Payment due and payable and that remains unpaid as of the date of such Change of Control, and (3) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending immediately prior to, with or including the date of such Change of Control (except to the extent included in clause (1) or clause (2)). In the event of a Change of Control, (i) the TRA Parties shall be entitled to receive the amounts set forth in clauses (1), (2) and (3) of the preceding sentence, (ii) any Early Termination Payment described in the preceding sentence shall be calculated utilizing the Valuation Assumptions by substituting the phrase “date of a Change of Control” in each place “Early Termination Date” appears and (iii) Section 4.2 and Section 4.3 shall apply, mutatis mutandis, with respect to payments to the TRA Parties upon the Change of Control. Upon payment by Acquiror of the full amount prescribed by this Section 4.1(c) pursuant to a Change of Control, Acquiror shall have no further payment obligations under this Agreement.

Section 4.2 Early Termination Notice. If Acquiror chooses to exercise its right of early termination in accordance with Section 4.1(a) above, Acquiror shall deliver to each TRA Party a notice (the “Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying Acquiror’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due for each TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all TRA Parties are treated as having received such Schedule or amendment thereto under Section 7.1 unless, prior to such thirtieth (30th) calendar day, the TRA Party Representative (a) provides Acquiror with written notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (b) provides a written waiver of such right of a Material Objection Notice, in which case such Schedule will become binding on the date the waiver is received by Acquiror. If Acquiror and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by Acquiror of the Material Objection Notice, Acquiror and the TRA Party Representative shall employ the Reconciliation Procedures in which case such Schedule shall become binding in accordance with Section 7.9. The date on which the Early Termination Schedule becomes binding in accordance with this Section 4.2 shall be the “Early Termination Effective Date”.

Section 4.3 Payment upon Early Termination.

(a) Within three (3) Business Days after the Early Termination Effective Date, Acquiror shall pay to each TRA Party an amount equal to the Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by each TRA Party or as otherwise agreed by Acquiror and such TRA Party.

(b) “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by Acquiror beginning from the Early Termination Date and assuming that (i) the Valuation Assumptions in respect of such TRA Party are applied, (ii) for each Taxable Year, the Tax Benefit Payment is paid on the last day of such Taxable Year and (iii) for purposes of calculating the Early Termination Rate, SOFR shall be SOFR as of the date of the Early Termination Notice. For the avoidance of doubt, an Early Termination Payment shall be made to each applicable TRA Party regardless of whether such TRA Party has exchanged all of its New Company Common Units as of the Early Termination Effective Date.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by Acquiror to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of Acquiror (“Senior Obligations”), shall rank senior in right of payment to any principal, interest or other amounts due and payable in respect of any Other Tax Receivable Obligation, and shall rank pari passu with all current or future unsecured obligations of Acquiror that are not Senior Obligations or Other Tax Receivable Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of TRA Parties and Acquiror shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations and Section 5.2 shall apply to such payment. To the extent Acquiror or its Subsidiaries (including Partnership and its Subsidiaries) incur, create or assume any Senior Obligations after the date hereof, Acquiror shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to ensure that such indebtedness permits the amounts payable hereunder to be paid.

Section 5.2 Late Payments by Acquiror. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Parties when due under the terms of this Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in Acquiror’s and Partnership’s Tax Matters. Except as otherwise provided in this Agreement, the BCA or the Partnership LPA, Acquiror shall have full responsibility for, and sole discretion over, all Tax matters concerning Corporate Taxpayer and Partnership, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, Acquiror (i) shall notify the TRA Party Representative in writing of the commencement of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of Corporate Taxpayer and Partnership or any of Partnership’s Subsidiaries by a Taxing Authority the outcome of which is reasonably expected to adversely affect the rights and obligations of a TRA Party under this Agreement, and (ii) shall provide to the TRA Party Representative reasonable opportunity to participate in or provide information and other input to Acquiror, Partnership and their respective advisors concerning the conduct of any portion of such audit the outcome of which is reasonably expected to significantly and adversely affect the rights and obligations of a TRA Party under this Agreement; provided, however, that Acquiror and Partnership shall not be required to take any action that is inconsistent with any provision of the Partnership LPA.

Section 6.2 Consistency. Acquiror and the TRA Parties agree to report and cause their respective Affiliates to report for all purposes, including U.S. federal, state, local and non-U.S. Tax purposes and financial reporting purposes, all Tax-related items (including the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that set forth in this Agreement or specified by Acquiror in any Schedule (or Amended Schedule, as applicable) required to be provided by or on behalf of Acquiror under this Agreement that is final and binding on the parties unless otherwise required by law. Acquiror shall (and shall cause Partnership and its other Subsidiaries to) use commercially reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule (or Amended Schedule, as applicable) in any audit, contest or similar proceeding with any Taxing Authority.

Section 6.3 Cooperation. Each of the TRA Parties shall (a) furnish to Acquiror in a timely manner such information, documents and other materials as Acquiror may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself and its representatives available to Acquiror to provide explanations of documents and materials and such other information as Acquiror or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and Partnership shall reimburse each such TRA Party for any reasonable third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Acquiror, to:

ProKidney Corp. GP Limited

70 Sir John Rogerson’s Quay

Dublin 2, Ireland

Attention:	Tim Bertram
Email:	Tim.Bertram@prokidney.com

with copies to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:	Lee Hochbaum
Richard Truesdell
Email:	lee.hochbaum@davispolk.com
richard.truesdell@davispolk.com

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attention:	Stuart Leblang
Jonathan Pavlich
Email:	sleblang@akingump.com
jpavlich@akingump.com

If to the TRA Parties, to the address and other contact information set forth in the records of Partnership from time to time.

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by e-mail transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. The parties hereby agree that this Agreement may be executed by way of electronic signatures and that the electronic signature has the same binding effect as a physical signature. For the avoidance of doubt, the Parties agree that this Agreement, or any part thereof, shall not be denied legal effect, validity or enforceability solely on the ground that it is in the form of an electronic record.

Section 7.3 Entire Agreement; Third Party Beneficiaries. This Agreement (together with all Exhibits and Schedules to this Agreement), the BCA, the Partnership LPA, and the Confidentiality Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) Each TRA Party may assign any of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to Acquiror (the “Joinder Requirement”), agreeing to become a TRA Party for all purposes of this Agreement; provided, however, that to the extent any TRA Party sells, exchanges, distributes, or otherwise transfers New Company Common Units to any Person (other than Acquiror or the Partnership) in accordance with the terms of the Exchange Agreement and/or Partnership LPA, such TRA Party shall have the option to assign to the transferee of such New Company Common Units its rights under this Agreement with respect to such transferred New Company Common Units as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to Acquiror. For the avoidance of doubt, if a TRA Party transfers New Company Common Units in accordance with the terms of the Exchange Agreement and/or Partnership LPA but does not assign to the transferee of such New Company Common Units its rights under this Agreement with respect to such transferred New Company Common Units, such TRA Party shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such New Company Common Units and such transferee may not enforce the provisions of this Agreement. Notwithstanding any other provision of this Agreement, an assignee of only rights to receive a Tax Benefit Payment in connection with an Exchange has no rights under this Agreement other than to enforce its right to receive a Tax Benefit Payment pursuant to this Agreement. Acquiror may not assign any of its rights or obligations under this Agreement to any Person (other than in connection with a Mandatory Assignment) without the prior written consent of the TRA Party Representative, which consent shall not to be unreasonably withheld, conditioned or delayed. Any purported assignment in violation of the terms of this Section 7.6(a) shall be null and void.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by Acquiror (as determined by the TRA Disinterested Majority) and by the TRA Party Representative and no provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective (or, in the case of a waiver by all TRA Parties, signed by the TRA Party Representative; provided that no such amendment or waiver shall be effective if such amendment or waiver will have a disproportionate and adverse effect on the payments certain TRA Parties will or may receive under this Agreement unless such amendment or waiver is consented in writing by the TRA Parties disproportionately and adversely affected who would be entitled to receive at least majority of the total amount of the Early Termination Payments payable to all TRA Parties disproportionately and adversely affected hereunder if Acquiror had exercised its right of early termination on the date of the most recent Exchange prior to such amendment or waiver (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange)).

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. Acquiror shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Acquiror, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Acquiror would be required to perform if no such succession had taken place (any such assignment, a “Mandatory Assignment”).

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Waiver of Jury Trial, Jurisdiction.

(a) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) Subject to Section 7.9, any proceeding or action based upon, arising out of or related to this Agreement must be brought in the Court of Chancery of the State of Delaware (or, only to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware), and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such proceeding or action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of such proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any proceeding or action brought in accordance with this Section 7.8(b).

Section 7.9 Reconciliation. In the event that Acquiror and the TRA Party Representative are unable to resolve a disagreement with respect to the matters governed by Section 2.3 and 4.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless Acquiror and the TRA Party Representative agree in writing otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with Acquiror or the TRA Party Representative or other actual or potential conflict of interest. If Acquiror and the TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of the commencement of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by Acquiror, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by Partnership except as provided in the next sentence. Acquiror and the TRA Party Representative shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Party Representative’s position, in which case Acquiror shall reimburse the TRA Party Representative for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts Acquiror’s position, in which case the TRA Party Representative shall reimburse Acquiror for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9, absent manifest error, shall be binding on Acquiror and each of the TRA Parties and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. Acquiror shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as Acquiror is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax law; provided, however, that (i) Acquiror shall use commercially reasonable efforts to provide notice to the applicable TRA Party of its intent to deduct and withhold (together with information setting forth the basis for such deduction or withholding) prior to the making of such deductions and withholding payments and (ii) the parties shall reasonably cooperate to minimize or eliminate such deductions or withholding payments to the extent permitted by applicable law, in the case of each of clauses (i) and (ii), other than any deduction or withholding required by reason of such TRA Party’s failure to comply with the last sentence of this Section 7.10. To the extent that amounts are so withheld and timely paid over to the appropriate Taxing Authority by Acquiror, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. Each TRA Party shall promptly provide Acquiror with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested by Acquiror in connection with determining whether any such deductions and withholdings are required under the Code or any provision of state, local or non-U.S. Tax law.

Section 7.11 Consolidated Group Status; Transfers of Corporate Assets.

(a) To the extent Corporate Taxpayer consists or becomes a member of an affiliated, consolidated, combined or unitary group of corporations that files a consolidated, combined or unitary income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or non-U.S. Tax law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated, combined or unitary taxable income of the group as a whole.

(b) If any Person the income of which is included in the income of Corporate Taxpayer transfers one or more Reference Assets to an entity the income of which will not be included in the income of Corporate Taxpayer for applicable Tax purposes, such Person, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset (as determined by an independent expert mutually agreed upon by Corporate Taxpayer and the TRA Party Representative, unless such condition is waived by the TRA Party Representative) on a gross basis, i.e., disregarding (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest. The transactions described in this Section 7.11(b) shall be taken into account in determining the Realized Tax Benefit or Realized Tax Detriment, as applicable, for such Taxable Year based on the income, gain or loss deemed allocated to Corporate Taxpayer using the Non-Stepped Up Tax Basis of the Reference Assets in calculating its Hypothetical Tax Liability for such Taxable Year and using the actual Tax basis of the Reference Assets in calculating its Actual Tax Liability, determined using the “with and without” methodology. Thus, for example, in determining the Hypothetical Tax Liability of Corporate Taxpayer the taxable income of Corporate Taxpayer shall be determined by treating Partnership as having sold the applicable Reference Asset for its fair market value, recovering any basis applicable to such Reference Asset (using the Non-Stepped Up Tax Basis), while the Actual Tax Liability of Corporate Taxpayer would be determined by recovering the actual Tax basis of the Reference Asset that reflects any Basis Adjustments. For purposes of this Section 7.11(b), a transfer of a partnership interest (including, for the avoidance of doubt, a New Company Common Unit) or an election by any Person the income of which is included in the income of Corporate Taxpayer to be treated as a corporation for U.S. federal income tax purposes (or other applicable provisions of state and local and non-U.S. Tax laws) shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. Notwithstanding the foregoing, after the occurrence of any such transfer as described in the first sentence of this Section 7.11(b), if the Corporate Taxpayer takes actions to ensure that the amount to be received by the TRA Parties hereunder and the timing thereof, taking into account such actions, would be the same amount and timing as if such transfer described in the first sentence Section 7.11(b) did not occur, then this Section 7.11(b) shall not apply with respect to such transfer.

Section 7.12 Confidentiality.

(a) Each TRA Party and each of their respective assignees acknowledges and agrees that the information of Acquiror is confidential and, except in the course of performing any duties as necessary for Acquiror and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in confidence in accordance with this Agreement, and not disclose to any Person, any confidential matters acquired pursuant to this Agreement of Acquiror and its Affiliates and successors, concerning Partnership and its Affiliates and successors or the members of Partnership, learned by the TRA Party heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by Acquiror or any of its Affiliates, becomes public knowledge or is generally known (except as a result of an act of the TRA Party in violation of this Agreement), (ii) the disclosure of information to the extent necessary for the TRA Party to assert its rights hereunder or defend itself in connection with any action or proceeding arising out of, or relating to, this Agreement, (iii) any information that comes into the possession of, or becomes available to, the TRA Party from a source other than Acquiror, its Affiliates or its or their respective representatives (provided that such source is not known by the TRA Party to be bound by a legal, contractual or fiduciary confidentiality obligation not to disclose such information) and (iv) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary herein, each TRA Party and each of their assignees (and each employee, representative or other agent of the TRA Party or its assignees, as applicable) may disclose to any and all Persons the Tax treatment and Tax structure of Acquiror, Partnership and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the TRA Party relating to such Tax treatment and Tax structure.

(b) If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, Acquiror shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Acquiror or any of its Affiliates and that money damages alone will not provide an adequate remedy. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by the TRA Party upon any Exchange by such TRA Party to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income Tax purposes, or would have other material adverse Tax consequences to such TRA Party, then at the written election of such TRA Party and to the extent specified by such TRA Party, this Agreement (i) shall cease to have further effect with respect to such TRA Party, (ii) shall not apply to an Exchange by such TRA Party occurring after a date specified by such TRA Party, or (iii) shall otherwise be amended in a manner determined by such TRA Party; provided that any such amendment pursuant to clause (iii) shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.14 Independent Nature of TRA Parties’ Rights and Obligations. The obligations of each TRA Party hereunder are several and not joint with the obligations of any other TRA Party, and no TRA Party shall be responsible in any way for the performance of the obligations of any other TRA Party hereunder. The decision of each TRA Party to enter into this Agreement has been made by such TRA Party independently of any other TRA Party. Nothing contained herein, and no action taken by any TRA Party pursuant hereto, shall be deemed to constitute the TRA Parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Parties are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and Acquiror acknowledges that the TRA Parties are not acting in concert or as a group, and Acquiror will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

Section 7.15 TRA Party Representative.

(a) Without further action of any of Acquiror, the TRA Party Representative or any TRA Party, and as partial consideration in respect of the benefits conferred by this Agreement, the TRA Party Representative is hereby irrevocably constituted and appointed as the TRA Party Representative, with full power of substitution, to take any and all actions and make any decisions required or permitted to be taken by the TRA Party Representative under this Agreement. The TRA Party Representative agrees that with respect to any material notice, information or other communication it receives from Acquiror in its capacity as a TRA Party Representative, it will promptly share such notice, information or communication with each TRA Party.

(b) If at any time the TRA Party Representative shall incur out of pocket expenses in connection with the exercise of its duties hereunder, upon written notice to Acquiror from the TRA Party Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the TRA Party Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, Acquiror shall reduce the future payments (if any) due to the TRA Parties hereunder pro rata by the amount of such expenses which it shall instead remit directly to the TRA Party Representative (provided that, for applicable Tax purposes, such amounts will be deemed to be distributed first to the TRA Parties and then paid over to the TRA Party Representative by the TRA Parties). In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the TRA Party Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt but without limiting the provisions of this Section 7.15(b), it may do so at any time and from time to time in its sole discretion).

(c) The TRA Party Representative shall not be liable to any TRA Party for any act of the TRA Party Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such TRA Party as a proximate result of the bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith judgment). The TRA Party Representative shall not be liable for, and shall be indemnified by the TRA Parties (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the TRA Party Representative (and any cost or expense incurred by the TRA Party Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, and such liability, loss, damage, penalty, fine, cost or expense shall be treated as an expense subject to reimbursement pursuant to the provisions of subsection (b) above, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith judgment); provided, however, in no event shall any TRA Party be obligated to indemnify the TRA Party Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such TRA Party hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such TRA Party.

(d) Subject to Section 7.6(b), a decision, act, consent or instruction of the TRA Party Representative shall constitute a decision of all TRA Parties and shall be final, binding and conclusive upon each TRA Party, and Acquiror may rely upon any decision, act, consent or instruction of the TRA Party Representative as being the decision, act, consent or instruction of each TRA Party. Acquiror is hereby relieved from any liability to any person for any acts done by Acquiror in accordance with any such decision, act, consent or instruction of the TRA Party Representative.

Section 7.16 BCA Holder Representative MattersSection 7.17 . Section 7.6(f) of the BCA is hereby incorporated by reference into this Agreement and, without limiting the generality of the foregoing, each Existing Company Unitholder and Closing Company Unitholder (each, as defined in the BCA and without duplication) hereby acknowledges and agrees that amounts otherwise payable to such Existing Company Unitholder or Closing Company Unitholder hereunder may instead be remitted to the Holder Representative (as defined in the BCA) in the circumstances, and at the times and in the amounts, set forth in such section of the BCA.

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IN WITNESS WHEREOF, Acquiror, the TRA Party Representative and each TRA Party have duly executed this Agreement as of the date first written above.

ACQUIROR

PROKIDNEY CORP.

By:	/s/ Timothy A. Bertram
Name:	Timothy A. Bertram
Title:	Chief Executive Officer and Director

[Signature Page – Tax Receivable Agreement]

IN WITNESS WHEREOF, Acquiror, the TRA Party Representative and each TRA Party have duly executed this Agreement as of the date first written above.

TRA PARTY REPRESENTATIVE:

TOLERANTIA, LLC

By:	/s/ Jaime Gomez Sotomayor
Name:	Jaime Gomez Sotomayor
Title:	Authorized Signatory

[Signature Page – Tax Receivable Agreement]

IN WITNESS WHEREOF, Acquiror, the TRA Party Representative and each TRA Party have duly executed this Agreement as of the date first written above.

TRA PARTIES:

TOLERANTIA, LLC

By:	/s/ Jaime Gomez Sotomayor
Name:	Jaime Gomez Sotomayor
Title:	Authorized Signatory

CONTROL EMPRESARIAL DE CAPITALES, S.A. DE C.V.

By:	/s/ Armando Ibañez Vázquez
Name:	Armando Ibañez Vázquez
Title:	Attorney-in-fact

PROKIDNEY MANAGEMENT EQUITY LLC
By Tolerantia, LLC, its manager

By:	/s/ Jaime Gomez Sotomayor
Name:	Jaime Gomez Sotomayor
Title:	Authorized Signatory

[Signature Page – Tax Receivable Agreement]